EXHIBIT 2

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this "Agreement"), dated as of December 31, 1998 is entered into by and between Juliet Challenger, Inc., a Delaware corporation with an office at 824 Market Street, Suite 900, Wilmington, Delaware 19801 (the "Purchaser") and Cytogen Corporation, a Delaware corporation with its principal offices located at 600 College Road East, Princeton, New Jersey 08540 (the "Company").

     The Company has offered for sale, and the Purchaser has agreed to purchase 2,666,667 shares of Common Stock, par value $.01 per share (the "Shares") of the Company on the terms and conditions herein provided. In connection herewith, the Company and the Purchaser hereby agree as follows:

1. Purchase and Sale of Shares. Upon the basis of the representations subject to the terms and conditions set forth herein, the Company agrees to issue and sell the Shares to the Purchaser on the Closing Date (defined herein) at $.75 per Share, or an aggregate purchase price of $2,000,000.00 (the "Purchase Price") and, upon the basis of the representations and warranties and subject to the terms and conditions set forth herein, the Purchaser agrees to purchase the Shares from the Company on the Closing Date at the Purchase Price.

2. Closing. The closing of the purchase and sale of the Shares shall take place at such place and at such time as the Company and the Purchaser may agree (the time and date of the closing being referred to herein as the "Closing Date"). Upon payment of the Purchase Price in full in immediately available funds by or on behalf of the Purchaser to the Company by wire transfer to an account specified by the Company to the Purchaser prior to the Closing Date, the Company will promptly cause its transfer agent to deliver to the Purchaser within three business days of the Closing Date certificates representing the shares of Common Stock in such denominations and registered in such names as the Purchaser shall request.

3.     Registration.

(a)On December 30, 1998, the Company's Registration Statement on Form S-1, No. 338-68759, was declared effective by the Securities and Exchange Commission ("Commission") (including all exhibits thereto and all documents incorporated by reference therein, the "Registration Statement") and includes the registration of the original issuance of the Share of Common Stock purchased by the Purchaser pursuant to this Agreement.

(b)Promptly after the Closing Date, the Company shall take all requisite action to list Shares for trading on the NASDAQ National Market.

4. Representations and Warranties of the Company. The Company represents and warrants, as of the date hereof and as of the Closing Date, as follows:

     (a)no consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company or any of the Company's affiliates is required for the execution of this Agreement or the sale of the Shares to the Purchaser;
     (b)neither the sale of the Shares nor the performance of the Company's other obligations under this Agreement will violate, conflict with, result in a breach of, or constitute a default (or an event that, with the giving of notice or the lapse of time or both, would constitute a default) under (i) the Certificates of Incorporation or By-laws of the Company; (ii) any decree, judgment, order or determination of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or any of the Company's properties or assets; (iii) any law, treaty, rule or regulation applicable to the Company (other than the federal securities laws, representations and warranties with respect to which are made by the Company, or the requirements of the NASDAQ Stock Market); or (iv) the terms of any bond, debenture, note or other evidence of indebtedness, or any agreement, stock option or similar plan by which the Company is bound or to which any property of the Company is subject, in any event above, which violation, conflict or breach would have a material adverse effect on the Company;
     (c)the Company has taken all corporate action required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
     (d)the Company has duly authorized the issuance of the Shares and, when issued and delivered to and paid for by the Purchaser in accordance with the terms hereof, the Common Stock will be duly and validly issued, fully paid and non-assessable;
     (e)the Company's Prospectus dated December 30, 1998, included in the Company's Registration Statement on Form S-1 (Registration No. 333-68759 attached hereto as Exhibit "a"); the Company's Annual Report on Form 10-KA for the year ended Decimeter 31, 1997; together with the Company's filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the filing of such Form 10-KA (the "Disclosure Documents") have been delivered to the Purchaser and, as of the date of each such document, such Disclosure Documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading in light of the circumstances in which they were made with respect to the Company;
     (f)the Company's financial statements for the year ended Decimeter 31, 1997, as amended, included in the Disclosure Documents comply in all material respects with the applicable requirements of the Exchange Act and have been prepared, and fairly present in all material respects the consolidated financial condition, results of operations and cash flow of the Company and its subsidiaries at the respective dates for the respective periods indicated, in accordance with generally accepted accounting principles consistently applied throughout such periods (except as may be noted therein) and will not be restated any time within the 30-day period following the Closing Date, if ever;
     (g)except as set forth in the Disclosure Documents or pursuant to this Agreement, (i) the Company has not incurred any material liabilities, direct or contingent except in the ordinary course of business and (ii) there has been no material adverse change in the properties, business, results of operations of financial condition of the Company; and
     (h)as of September 30, 1998 (and without giving effect to the sale of Shares of Common Stock hereunder), the Company had a total of 58,602,852 shares of Common Stock issued and outstanding; approximately 6,694,623 shares of Common Stock were reserved for issuance pursuant to existing stock options under the Company's current stock option plans or outside of the plans and approximately an additional 1,562,080 shares were issuable upon exercise of options available for future grant; and 260,000 shares were reserved for issuance pursuant to exercise of outstanding warrants. Subsequent to September 30, 1998, the Company has issued additional warrants to purchase 1,300,000 shares of Common Stock. In addition, the Company has entered into a Private Equity Line Agreement with Kingsbridge Capital Limited which provided that the Company may issue, upon satisfaction of certain conditions, up to $12,000,000 of its Common Stock.

5. Conditions of Closing. The obligations of each party hereunder shall be subject to (a) the accuracy in all material respects of the representations and warranties of the other party hereto as of the date hereof and as of the Closing Date and (b) the performance in all material respects by the other party of its obligations hereunder which must be performed prior to the Closing Date.

6.     Indemnification.

     (a)The Company agrees to indemnify and hold harmless the Purchaser, each person, if any, who controls the Purchaser within the meaning of Section 15 of the Act and each officer, director, employee and agent of the Purchaser and of any such controlling person against any and all liabilities, claims, damages or expenses whatsoever, as incurred arising out of any representation, warranty, covenant or undertaking by the Company contained in this Agreement, and the Company will reimburse the Purchaser for its reasonable legal and other expenses (including the reasonable cost of any investigation and preparation, and including the reasonable fees and expenses of counsel) incurred in connection therewith.
     (b)The Purchaser agrees to indemnify and hold harmless the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Act and each officer, director, employee and agent of the Company and of any such controlling person against any and all liabilities, claims, damages or expenses whatsoever, as incurred arising out of or resulting from any breach or alleged breach or other violation or alleged violation of any representation, warrant, covenant or undertaking by the Purchaser contained in this Agreement, and the Purchaser will reimburse the Company for its reasonable legal and other expenses (including the reasonable cost of any investigation and preparation, and including the reasonable fees and expenses of counsel) incurred in connection therewith.

7.     Miscellaneous.

     (a)This Agreement may be executed in one or more counterparts and such counterparts shall constitute but one and the same agreement and authorized signatures may be evidenced to the other party by facsimile copies thereof; provided that the originally signed signature page of any party is provided to the other party within two business days after original execution.
     (b)This Agreement shall inure to the benefit of and be binding upon the parties hereto. This Agreement shall not be assignable by any party hereto without the prior written consent of the other party hereto and no other person shall have any right or obligation hereunder.
     (c)This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements or understandings, whether written or oral, between the parties respecting such subject matter.

8. Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first set forth above.

CYTOGEN Corporation

By:  /s/ H. Joseph Reiser

H. Joseph Reiser, Ph.D., President
and Chief Executive Officer

JULIET CHALLENGER, INC.


By:  /s/ Andrew H. McQuarrie

Andrew McQuarrie
Vice President